FORM 3

                  U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16(a) of the Securities
                          Exchange Act of 1934



1. Name and Address of Reporting Person:


Kuypers                     Jerry
(Last)                     (First)               (Middle)


5555 Odana Road    Madison            WI               53719
(Street)            (City)          (State)            (Zip)

2. Date of Event Requiring Statement:


                04/21/99
            (Month/Day/Year)

3. IRS or Social Security Number of Reporting Person (Voluntary):




4. Issuer Name and Ticker or Trading Symbol:



Pentech International Inc. /PNTK

5. Relationship of Reporting Person to Issuer (Check all applicable):

           Director

           10% Owner

   X       Officer (give title below)

           Other (Specify below)


Vice President, Sales





Table I - Non-Derivative Securities Beneficially Owned:

1. Title of Security:



2. Amount of Securities Beneficially Owned:



3.  Ownership Form-Direct (D) or Indirect (I):



4.  Nature of Indirect Beneficial Ownership:



Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities):

1. Title of Derivative Security:

Common Stock

Common Stock

2. Date Exercisable and Expiration Date (Month/Day/Year):

11/26/97                                 11/26/00
(Date Exercisable)                   (Expiration Date)

8/5/99                                    8/5/03
(Date Exercisable)                   (Expiration Date)

3. Title and Amount of Securities Underlying Derivative Security:

Common Stock                              15,000
(Title)                          (Amount or Number of Shares)

Common Stock                              30,000
(Title)                          (Amount or Number of Shares)

4. Conversion or Exercise Price of Derivative Security:

 .75

1.50

5. Ownership Form of Derivative Security: Direct (D) or Indirect
(I):

D

D

6. Nature of Indirect Beneficial Ownership:



Explanation of Responses:




s/Jerry Kuypers                               6/8/99
Signature of Reporting Person                  Date































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